Contact:   Edward F. Seserko
    President and CEO
    (412) 681-8400

     For Immediate Release
     January 21, 2014

EUREKA FINANCIAL CORP. ANNOUNCES EARNINGS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2013

Pittsburgh, Pennsylvania – Eureka Financial Corp., (the “Company”), the parent holding company for Eureka Bank (the “Bank”), Pittsburgh, Pennsylvania, today announced net income for the three months ended December 31, 2013 of $366,000, or $0.31 diluted earnings per share, as compared to net income of $333,000, or $0.25 diluted earnings per share, for the three months ended December 31, 2012.  The increase in net income was primarily attributable to a decrease in interest expense and, to a lesser extent, a decrease in the provision for loan losses offset by an increase in income tax expense.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in the Pittsburgh metropolitan area.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

EUREKA FINANCIAL CORP.
Selected Financial Data
(Dollars in thousands except per share data)

	December 31,	September 30,
	2013	2013
	(Unaudited)

Total assets	$142,823	$140,950
Cash and investments	16,767	16,495
Loans receivable, net	122,485	121,446
Allowance for loan losses	(1,309)	(1,299)
Deposits	112,904	117,457
Total liabilities	120,642	118,964
Stockholders' equity	$22,181	$21,986

Nonaccrual loans	$899	$866
Repossessed assets	--	--
Total nonperforming assets	$899	$866

Allowance for loan losses to total loans	1.07%	1.07%
Nonperforming loans to net loans	0.73%	0.71%
Nonperforming assets to total assets	0.63%	0.61%
Book value per share	$17.68	$17.51
Number of common shares outstanding	1,254,497	1,255,819

	Three Months Ended December 31, (Unaudited)
	2013	2012

Interest income	$1,677	$1,683
Interest expense	242	312
Net interest income	1,435	1,371
Provision for loan losses	10	40

Net interest income after provision for loan losses	1,425	1,331
Noninterest income	25	36
Noninterest expense	879	861

Income before income taxes	571	506
Income tax expense	205	173

Net income	$366	$333